Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 18, 2013 (except as to Note A [2], Revision of Prior Period Financial Statements, with respect to the impact on the year ended September 30, 2012, which is as of June 29, 2015), with respect to the consolidated financial statements included in the Annual Report of Asta Funding, Inc. on Form 10-K for the year ended September 30, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Asta Funding, Inc. on Forms S-8 (File No. 333-142201, effective April 18, 2007; File No. 333-99911, effective September 20, 2002; and File No. 333-38836, effective June 8, 2000).

/s/ Grant Thornton LLP

New York, New York
June 29, 2015